Exhibit 99.1

Investor Relations and Public Relations Contact:

Cindy Klimstra

(650) 962-4032

cindy_klimstra@conceptus.com

CONCEPTUS® REPORTS THIRD QUARTER RESULTS

MOUNTAIN VIEW, Calif., October 28, 2010 – Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the most effective non-surgical permanent birth control method available, today reported financial results for the three months ended September 30, 2010.

Net sales for the third quarter of 2010 were $33.9 million, compared with net sales of $34.2 million for the third quarter of 2009. Third quarter of 2010 net sales were within the Company’s guidance range of $33.0 million to $34.0 million issued on August 5, 2010.

Net income for the third quarter of 2010 was $1.0 million, or $0.03 per diluted share, compared with net income in the same period of 2009 of $6.2 million, or $0.20 per diluted share. These results were within the Company’s net income guidance range of $0.03 to $0.06 per diluted share issued on August 5, 2010. In the third quarter of 2009, the Company recorded a benefit of $1.5 million, or $0.05 per diluted share, due to the release of the Company’s royalty obligations under the 2003 Settlement Agreement between Ovion and Conceptus following the $23.7 million cash acquisition of the Ovion patents. Non-GAAP net income for the third quarter of 2010 was $4.9 million, or $0.16 per diluted share, compared with non-GAAP net income for the prior year third quarter of $9.2 million, or $0.29 per diluted share.

Domestic sales of the Essure system were $27.3 million for the third quarter of 2010, compared with $28.0 million for the third quarter of 2009, representing a decrease of 2.6%. The decrease in domestic sales reflects continuing macroeconomic pressures that have contributed to reductions in patient visits to OB/GYN physician offices, as well as ongoing competitive product trialing. International sales were $6.6 million for the third quarter of 2010, compared with $6.2 million for the third quarter of 2009, representing an increase of 6.0%. International sales growth was negatively impacted by a stronger U.S. dollar in the current period, compared with a year ago. International unit volume growth was 31%, compared with the third quarter of 2009.

Domestically, the Company experienced increases in both the number of physicians entering and completing training, and in the number of certified physicians performing the Essure procedure in-office. During the third quarter of 2010, the Company entered approximately 375 physicians into preceptorship, certified approximately 324 physicians and transitioned approximately 185 physicians to performing procedures in the office setting. Approximately 12,117 physicians have performed at least one Essure procedure. Of total Essure-trained physicians, 44% are performing the Essure procedure in sites of minimal anesthesia, representing 69% of total unit sales in the third quarter of 2010.

Gross profit for the third quarter of 2010 was $27.3 million, compared with $29.2 million for the third quarter of 2009. Gross profit margin was 80.6% of net sales for the third quarter of 2010, compared with 85.3% for the third quarter of 2009, which included the aforementioned

Ovion royalty benefit. Sequential gross profit margin increased slightly from 80.2% in the second quarter of 2010 primarily due to a channel mix favoring higher-margin domestic sales in the third quarter of 2010. Total operating expenses for the third quarter of 2010 were $24.6 million, up from $21.2 million for the third quarter of 2009, primarily reflecting increased spending on legal fees.

Cash, cash equivalents and investments were $83.3 million as of September 30, 2010, a decrease of $7.8 million from June 30, 2010. As previously announced, in the third quarter of 2010, the Company repaid in its entirety the remaining $14.2 million balance of its outstanding short-term loan balance with UBS Financial Services. The Company generated $7.7 million in cash from operations during the third quarter of 2010.

“Our domestic top-line performance continues to be impacted primarily by macroeconomic pressures. High unemployment rates, discontinued subsidies on COBRA benefits and growing enrollment in high-deductible insurance plans have resulted in reduced physician office visits and postponement of non-urgent procedures,” said Mark Sieczkarek, president and chief executive officer of Conceptus. “We have taken aggressive steps to control what we can in this environment by expanding our direct sales force to improve coverage of our Essure accounts and defend against trialing related to a competitor’s product. We are focused on regaining growth in our physician metrics of preceptorship and certification, and in the third quarter we began to see signs of stabilization in these measures. We also are keenly focused on conveying the superior efficacy of the Essure procedure.”

Financial Guidance

Conceptus also announced fourth quarter of 2010 financial guidance and affirmed full year 2010 financial guidance, as follows:

•

Net sales: the Company expects net sales in the fourth quarter to be in the range of $39 million to $41 million, and affirms guidance for net sales for the full year to be in the range of $143 million to $145 million.

•

GAAP EPS: the Company expects fourth quarter GAAP diluted EPS to be in the range of $0.26 to $0.31 based on 31.7 million weighted average common shares outstanding, and affirms guidance for full year GAAP earnings to be in the range of $0.21 to $0.26 per diluted share.

•

Non-GAAP EPS: the Company expects fourth quarter non-GAAP diluted EPS to be in the range of $0.39 to $0.44, and affirms guidance for full year non-GAAP earnings to be in the range of $0.70 to $0.75 per diluted share.

Conference Call

The Company will host an investment community conference call beginning at 4:30 p.m. Eastern time today to discuss results and answer questions. In addition to the conference call, there will be a live webcast presentation of accompanying slides accessible on the Company’s website at www.conceptus.com. When accessing the webcast through the Conceptus website, select “Investors” then select “Events and Presentations.” The link will be under “October 28, 2010 — Conceptus 2010 Third Quarter Financial Results.”

Conference call dial-in information is as follows:

•	U.S. callers: (888) 803-8296

•	International callers: (706) 634-1250

A telephone replay will be available from 5:30 p.m. Eastern time on October 28, 2010 through 5:30 p.m. Eastern time on November 1, 2010. Replay dial-in information is as follows:

•	U.S. callers: (800) 642-1687 (domestic)

•	International callers: (706) 645-9291 (international)

•	Conference ID number (U.S. and international): 16273501

•	The replay will also be available at www.conceptus.com

Use of Non-GAAP Financial Measures

The Company has supplemented its GAAP results of operations with a non-GAAP measure of net income (loss) and has supplemented its GAAP guidance with a non-GAAP measure of non-GAAP earnings per share. In each case, the non-GAAP measure excludes stock-based compensation expense, non-cash interest expense, amortization of intangible assets and amortization of debt issuance costs. Management believes that these non-GAAP financial measures provide useful supplemental information to management and investors regarding the performance of the Company’s business operations, facilitate a better comparison of results for current periods with the Company’s previous operating results, and assist management in analyzing future trends, making strategic and business decisions and establishing internal budgets and forecasts. A reconciliation of non-GAAP net income (loss) to GAAP net income (loss), and a reconciliation of the guidance of non-GAAP earnings per share to GAAP earnings per share, in each case the most directly comparable GAAP measure, are provided in the below schedules.

There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP and the reconciliations of the non-GAAP financial measures provided in the below schedules.

About the Essure® Procedure

The Essure procedure, FDA approved since 2002, is the first permanent birth control method that can be performed in the comfort of a physician’s office in less than 10 minutes (average hysteroscopic time) without hormones, cutting, burning or the risks associated with general anesthesia or tubal ligation. Soft, flexible inserts are placed in a woman’s fallopian tubes through the cervix without incisions. Over the next three months, the body forms a natural barrier around the micro-inserts to prevent sperm from reaching the egg. Essure is 99.95% effective based on one year of follow up with zero pregnancies reported in clinical trials, making it the most effective form of permanent birth control on the market. The procedure is covered by most insurance plans, and when it is performed in a doctor’s office the cost to the patient may be as low as a simple co-pay.

Three months after the Essure procedure, a doctor is able to perform an Essure Confirmation Test to confirm that the inserts are properly placed and the fallopian tubes are fully blocked, giving the patient reliance on Essure for permanent birth control. Essure has been proven and trusted by physicians since 2002, with more than 465,000 women worldwide having undergone the Essure procedure.

About Conceptus, Inc.

Conceptus, Inc. is a leader in the design, development and marketing of innovative solutions in women’s healthcare. The Company manufactures and markets Essure permanent birth control. The Essure procedure is available in the United States, Europe, Australia, New Zealand, Canada, Mexico, Central and South America and the Middle East.

Please visit www.essure.com for more information on the Essure procedure. Patients may call the Essure Information Center at 1-877-ESSURE-1 with questions or to find a physician in their area.

Forward Looking Statements

Except for the historical information contained herein, the matters discussed in this press release include forward-looking statements, the accuracy of which is subject to risks and uncertainties. These forward-looking statements include discussions regarding projected net sales, net income and earnings per share for the fourth quarter and full year 2010, the use of non-GAAP financial measures and growth in physician metrics. These discussions and other forward-looking statements included herein may differ significantly from actual results. Such differences may be based upon factors such as changes in strategic planning decisions by management, re-allocation of internal resources, changes in the impact of recessionary pressures, decisions by insurance companies, scientific advances by third parties, litigation risks, the effect of regulations promulgated pursuant to the Health Care Reform Act, and the introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission. These forward-looking statements speak only as to the date on which the statements were made. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

© 2010 Conceptus, Inc — All rights reserved. Conceptus, Essure and Your Family is Complete. Your Choice is Clear are registered trademarks and service marks of Conceptus, Inc.

CC-2550 27OCT10F

Conceptus, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009

Net sales	$33,882	$34,247	$104,087	$94,447
Cost of goods sold	6,562	5,044	20,238	17,470

Gross profit	27,320	29,203	83,849	76,977

Operating expenses:
Research and development	1,610	1,734	5,171	5,149
Selling, general and administrative	22,968	19,472	75,277	65,380

Total operating expenses	24,578	21,206	80,448	70,529

Operating income	2,742	7,997	3,401	6,448
Interest and other expense, net	(1,561)	(1,615)	(4,605)	(4,734)

Income (loss) before provision for income taxes	1,181	6,382	(1,204)	1,714

Provision for income taxes	205	150	461	373

Net income (loss)	$976	$6,232	$(1,665)	$1,341

Basic income (loss) per share:
Net income (loss)	$0.03	$0.20	$(0.05)	$0.04
Shares used in per share amounts	31,072	30,599	31,012	30,519

Diluted income (loss) per share:
Net income (loss)	$0.03	$0.20	$(0.05)	$0.04
Shares used in per share amounts	31,413	31,503	31,012	31,116

Conceptus, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30, 2010	December 31, 2009

Cash and cash equivalents	$19,265	$61,658
Short-term investments and put option	46,938	43,559
Accounts receivable, net	19,076	17,315
Inventories, net	4,540	4,908
Other current assets	4,551	3,437

Total current assets	94,370	130,877

Property and equipment, net	10,390	9,782
Intangible assets and debt issuance costs, net	25,683	28,674
Long-term investments	17,087	—
Goodwill	16,446	17,318
Other assets	523	488

Total assets	$164,499	$187,139

Total liabilities	98,147	126,281

Common stock and additional paid in capital	303,992	296,191
Other comprehensive loss	(1,635)	(993)
Accumulated deficit	(236,005)	(234,340)

Total stockholders’ equity	66,352	60,858

Total liabilities and stockholders’ equity	$164,499	$187,139

Conceptus, Inc.

Reconciliation of Reported Net Income (Loss) and Income (Loss) Per Share to Non-GAAP Net Income (Loss) and Earnings Per Share

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net income (loss), as reported	$976	$6,232	$(1,665)	$1,341

Adjustments to net income (loss):
Amortization of intangibles (a)	810	191	2,437	557
Stock-based compensation (b)	1,881	1,626	5,412	4,556
Amortization of non-cash interest expense (c)	1,115	1,054	3,298	3,118
Amortization of debt issuance costs (d)	116	116	348	349

Adjustments to net income (loss)	3,922	2,987	11,495	8,580

Non-GAAP net income	$4,898	$9,219	$9,830	$9,921

Income (loss) per share, as reported
Basic	$0.03	$0.20	$(0.05)	$0.04
Diluted	$0.03	$0.20	$(0.05)	$0.04

Non-GAAP earnings per share
Basic	$0.16	$0.30	$0.32	$0.33
Diluted	$0.16	$0.29	$0.31	$0.32

Weighted average common shares used in calculation
Basic	31,072	30,599	31,012	30,519
Diluted	31,413	31,503	31,759	31,116

(a)	Consists of amortization of intangible assets, primarily licenses and customer relationships
(b)	Consists of stock-based compensation in accordance with ASC 718
(c)	Consists of amortization of non-cash interest expense in accordance with ASC 470-20
(d)	Consists of amortization of debt issuance costs

Conceptus, Inc.

Reconciliation of Forward-Looking Guidance For Non-GAAP Financial Measures

To Projected GAAP EPS

(Unaudited)

	Three Months Ending December 31, 2010		Twelve Months Ending December 31, 2010
	From	To	From	To

GAAP Guidance	$0.26	$0.31	$0.21	$0.26

Estimated Non-GAAP Guidance
Amortization of intangibles (a)	$0.03	$0.03	$0.10	$0.10
Stock-based compensation (b)	$0.06	$0.06	$0.24	$0.24
Amortization of non-cash items for convertible note (c)	$0.04	$0.04	$0.15	$0.15

Total Non-GAAP Adjustments	$0.13	$0.13	$0.49	$0.49

Non-GAAP Guidance	$0.39	$0.44	$0.70	$0.75

(a)	Consists of amortization of intangible assets, primarily licenses and customer relationships
(b)	Consists of stock-based compensation in accordance with ASC 718
(c)	Consists of amortization of non-cash interest expense in accordance with ASC 470-20 and debt issuance costs

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